UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2011

VICOR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51475	20-2903491
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Corporate Blvd., N.W., Suite 401 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (561) 995-7313

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of October 24, 2011 the Board of Directors of Vicor Technologies, Inc. (the “Company”) appointed Andrew E. Kersey to serve as a director of the Company. Mr. Kersey will serve as a Class III Director and will stand for re-election at the 2013 Annual Meeting of Stockholders. In accordance with the Company’s Bylaws, Mr. Kersey’s appointment was approved by the affirmative vote of a majority of the directors of the Company.

Mr. Kersey has extensive experience in the medical device industry. Since October 2010, Mr. Kersey has been the President of Yes Medical LLC, a startup company involved in the design and development of new concepts in the medical industry. For the period from October 2001 through August 2010, he was employed by CAS Medical Systems, Inc. (“CASMED”), a NASDAQ listed company. Mr. Kersey was President and Chief Executive Officer of CASMED from April 2007 through August 2010. Mr. Kersey served as Chief Operating Officer of CASMED from January 2004 until April 2007. Prior to that, Mr. Kersey was Director of Engineering of CASMED. Before joining CASMED, Mr. Kersey held various engineering management positions at Novametrix Medical Systems, Inc. and Corometrics Medical Systems. He is an honors graduate in environmental science of the University of Warwick in Coventry, England and received a higher national certificate in Electronic Engineering from Polytechnic of Wales in the United Kingdom.

Mr. Kersey is an independent director, as determined by the NASDAQ National Marketing listing requirements. There are no relationships between the Company and Mr. Kersey which require disclosure under Item 404(a) of Regulation SK.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR TECHNOLOGIES, INC.

Date: October 26, 2011	By:	/s/ David H. Fater
David H. Fater
President and Chief Executive Officer